Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2015 FINANCIAL RESULTS

— Fourth Quarter Revenue of $79.3 million — GMV of $170.7 million - Adjusted EBITDA of $1.9 million

— Fiscal Year Revenue of $397.1 million — GMV of $799.0 million - Adjusted EBITDA of $33.1 million

- Long Term Commercial Growth Strategy Remains the Priority, LiquidityOne Platform Beta Testing Launched

WASHINGTON — November 19, 2015 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today reported that gross merchandise volume (GMV) for the quarter ended September 30, 2015 was $170.7 million, a decrease of 23.8% from the prior year’s comparable period. Revenue for the quarter was $79.3 million, adjusted EBITDA, which excludes stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions, was $1.9 million and adjusted net income was $2.0 million or $0.07 adjusted diluted earnings per share. Q4-FY15 results were within the company’s guidance range for both GMV and adjusted EBITDA and above the guidance range for adjusted EPS.

“Our focus remains on building the most innovative services and capabilities in the global reverse supply chain industry in response to what our customers want and need to improve their own performance,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “Our customers are playing an active role in the development and testing of our new LiquidityOne platform and the initial feedback is very positive. Our significant investment in delivering the next generation of cloud based marketplace, analytics and returns management solutions will transform how the world’s largest organizations capture value in their supply chain and leverages our unique insights from transacting over $6 billion in surplus goods. As our business undergoes this critical transformation, we are excited by the new opportunities and long-term value we are creating.”

Q4-FY15 results were led by our state and municipal government marketplace and our industrial capital assets marketplace which both experienced double digit growth driven by an increase in the number of sellers and transaction volume in these verticals. The company experienced a decline in the availability of supply in our consumer electronics vertical and unfavorable industry trends in our energy vertical which impacted pricing and transaction volume during the quarter. During the quarter, we also signed over 40 new commercial accounts and our registered buyer base and number of completed transactions grew 9% and 4%, respectively, over the prior year period. Q4-15 capped off a productive year serving multinational clients.  Our Asia Pacific region grew over 100% annually as more international customers leveraged the superior service, scale, and results of our marketplace solution. Our state and municipal government marketplace also achieved record annual results with impressive growth in the U.S. and a successful expansion into Canada. We exited FY-15 in a strong financial position with $95.5 million in cash and a debt free balance sheet, not including the significant cash benefit from our recent sale of the Jacobs Trading business.

Comparative financial results reflect the re-set of our base business following the loss of our Department of Defense (DoD) rolling stock program, the removal of our Walmart-Jacobs Trading program, and ramp up of our LiquidityOne investment program. Our Q4-FY15 revenue and adjusted EBITDA decreased 33.0% and 79.3%, respectively, from the prior year’s comparable period, and adjusted net income and adjusted diluted earnings per share decreased 50.3% and 46.1%, respectively, from the prior year’s comparable period. Net GAAP loss for Q4-15 was $43.7 million, which resulted in a $1.46 diluted loss per share based on 30.0 million fully diluted shares outstanding. The net loss included an impairment of goodwill of $51.2 million, based on the Company’s assessment that included the Company’s trading value during the quarter. The net loss also included an $8.0 million loss on the sale of the Jacobs Trading business on September 30, 2015. The Jacobs Trading business sale is expected to result in a $33.5 million cash benefit from prior year income taxes and a $7.0 million cash-tax benefit for 2015.

For FY-15, Liquidity Services reported revenue of $397.1 million, a decrease of 19.9% from the prior year’s comparable period, and adjusted EBITDA for FY-15 of $33.1 million, a decrease of 47.5% from the prior year’s comparable period. FY-15 GMV was $799.0 million, a decrease of 14.2% from the prior year’s comparable period. Net GAAP loss in FY-15 was $104.8 million or $3.50 diluted loss per share. Adjusted net income in FY-15 was $18.1 million or $0.60 adjusted diluted earnings per share based on 30.0 million fully diluted shares outstanding, a decrease of 44.1% and 41.7%, respectively, from the prior year’s comparable period.

FY-15 and Q4-15 adjusted net income and adjusted EPS benefitted from our effective tax rate benefit of 27.4% and 30.8%, respectively, which was lower due to the adverse effects of the goodwill impairments in Q1-15 and Q4-15.

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Business Outlook

In the near term it remains difficult to forecast the sales and margins of our business, as our DoD business has seen significant changes in the volume and mix of property we handle which has reduced sales values and increased costs. Our new surplus contract with the DoD commenced operations in October and is still undergoing contract negotiations. We are also operating an extension of the wind-down period of our prior DoD contract which will maintain the pricing terms of that contract for those volumes. As we transition the contracts, the product mix and volume we receive and sell under each contract will include a mix of both the old and new surplus contracts during FY-16.

During the next 18 months our organization is responsible for maintaining the ‘as-is’ business while investing in the development of an integrated global business and marketplace platform. Our costs during this transition process will be elevated and we will also face a drag on productivity as we teach and implement new ways of doing business. We will have uneven periods of financial performance as we execute our strategy. However, what will emerge will be a much more scalable and capable organization that is able to focus entirely on growth activities in the global reverse supply chain.

Our FY-16 outlook remains cautious due to the changing mix and volume of supply in our DoD and commercial business, in part due to lower commodity prices and macro weakness in the energy and industrial sectors. While we anticipate a benefit to earnings in FY-16 compared to FY-15 from the sale of the Jacobs Trading business, client engagements and the mix of property received under select retail client programs are unpredictable. We also plan to further allocate management time and resources to accomplish our LiquidityOne transformation program, which may result in reduced productivity and growth that is difficult to forecast. We anticipate incremental spending in Q1-16 for LiquidityOne to be approximately $1 million to $2 million, with project spending levels varying quarterly.

In the longer term, we expect our business to benefit from: (i) innovative new service capabilities and more efficient business operations from our LiquidityOne investment program; (ii) improved monetization of our buyer base through the deployment of our new integrated marketplace system and data warehouse; (iii) increased outsourcing of reverse supply chain activities in response to our new model and the rise of e-commerce and sustainability programs; and (iv) increased brand recognition as a market leader  due to our proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain.

The following forward-looking statements reflect trends and assumptions for Q1-16:

(i)                                     increased investment spending under our LiquidityOne Transformation initiative;

(ii)                                  increased costs in our DoD business which commenced operation of our new surplus contract;

(iii)                               steady results and year-over-year growth from our state and local government sector marketplace;

(iv)                              lower than average sales prices and margins realized in our energy marketplace;

(v)                                 variability in the timing of large asset sales in our commercial capital assets marketplaces related to both underwritten and consignment programs;

(vi)                              lower volume in our retail goods marketplaces, including from the disposition of Jacobs Trading; and

(vii)                           soft commodity prices affecting our Scrap business.

GMV — We expect GMV for Q1-16 to range from $140 million to $160 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q1-16 to range from ($2.0) million to $2.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for Q1-16 to range from ($0.09) to zero. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.1 million and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our first quarter guidance adjusts EBITDA and Diluted EPS for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million. These stock based compensation costs are consistent with fiscal year 2015.

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Key Q4 and FY15 Operating Metrics

Registered Buyers — At the end of FY-15, registered buyers totaled approximately 2,845,000, representing an approximately 9% increase over the approximately 2,615,000 registered buyers at the end of FY-14.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 2,483,000 in FY-15, an approximately 2% decrease over the approximately 2,538,000 auction participants in FY-14.  Auction participants decreased to approximately 601,000 in Q4-15, an approximately 2% decrease over the approximately 615,000 auction participants in Q4-14.

Completed Transactions — Completed transactions increased to approximately 567,000, an approximately 4% increase for FY-15 from the approximately 547,000 completed transactions in FY-14. Completed transactions of 139,000 in Q4-15 remained flat compared to Q4-14.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	FY-15	FY-14	Q4-15	Q4-14
Profit-Sharing Model:
Scrap Contract	7.6%	7.7%	6.9%	7.5%
Total Profit Sharing	7.6%	7.7%	6.9%	7.5%
Consignment Model:
GovDeals	24.9%	18.4%	31.3%	20.0%
Commercial	34.8%	39.3%	31.1%	38.7%
Total Consignment	59.7%	57.7%	62.4%	58.7%
Purchase Model:
Commercial	20.4%	20.3%	19.2%	20.4%
Surplus Contract	12.3%	14.3%	11.5%	13.4%
Total Purchase	32.7%	34.6%	30.7%	33.8%

Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

	FY-15	FY-14	Q4-15	Q4-14
Profit-Sharing Model:
Scrap Contract	15.3%	14.4%	14.8%	14.2%
Total Profit Sharing	15.3%	14.4%	14.8%	14.2%
Consignment Model:
GovDeals	5.2%	3.6%	7.1%	3.9%
Commercial	11.9%	12.2%	12.5%	12.6%
Total Consignment	17.1%	15.8%	19.6%	16.5%
Purchase Model:
Commercial	39.4%	37.2%	40.7%	38.1%
Surplus Contract	24.7%	26.8%	24.7%	25.4%
Total Purchase	64.1%	64.0%	65.4%	63.5%

Other	3.5%	5.8%	0.2%	5.8%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net (loss) income	$(43,695)	$(707)	$(104,815)	$30,390
Interest and other expense, net	86	73	171	370
(Benefit) provision for income taxes	(19,415)	1,157	(39,571)	19,657
Amortization of contract intangibles	—	1,816	1,211	7,265
Depreciation and amortization	1,994	1,847	8,024	9,330

EBITDA	(61,030)	4,186	(134,980)	67,012
Stock compensation expense	3,494	3,088	12,405	12,605
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	51,176	—	147,414	(18,384)
Business realignment expense	273	1,780	273	1,780
Business disposition loss	7,963	—	7,963	—

Adjusted EBITDA	$1,876	$9,054	$33,075	$63,013

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  For 2015, the tax rate used to tax effect these items is our current rate of 27.4%. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited) (Dollars in thousands, except per share data)

Net (loss) income	$(43,695)	$(707)	$(104,815)	$30,390
Stock compensation expense (net of tax)	2,537	2,164	9,006	7,654
Amortization of contract intangibles (net of tax)	—	1,273	879	4,412
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	37,154	—	107,023	(11,163)
Business realignment expense (net of tax)	198	1,248	198	1,081
Business disposition loss (net of tax)	5,781	—	5,781	—

Adjusted net income	$1,975	$3,978	$18,072	$32,374

Adjusted basic earnings per common share	$0.07	$0.13	$0.60	$1.04

Adjusted diluted earnings per common share	$0.07	$0.13	$0.60	$1.03

Basic weighted average shares outstanding	30,026,223	29,664,259	29,987,985	31,243,932

Diluted weighted average shares outstanding	30,026,223	29,664,259	29,987,985	31,395,301

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Conference Call

The Company will host a conference call to discuss the fourth quarter and fiscal year 2015 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (866) 840-8225 or (704) 908-0457 and providing conference identification number 14647162. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until November 19, 2016 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until November 26, 2015 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 14647162. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, our proprietary e-commerce marketplace platform, product development and marketing initiatives, the LiquidityOne Transformation program, the supply and mix of inventory under the DoD Surplus Contract, expected future effective tax rates, expected future tax benefits as a result of the sales of the Jacobs Trading business, and trends and assumptions about future periods, including the fourth quarter FY-15 and the full year FY-15.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$95,465	$62,598
Accounts receivable, net of allowance for doubtful accounts of $471 and $1,042 in 2015 and 2014, respectively	6,194	21,688
Inventory	25,510	78,478
Prepaid and deferred taxes	53,394	16,777
Prepaid expenses and other current assets	7,826	5,156
Total current assets	188,389	184,697
Property and equipment, net	13,356	12,283
Intangible assets, net	4,051	17,099
Goodwill	64,073	209,656
Deferred long-term tax assets	5,871	6,160
Other assets	12,748	1,823
Total assets	$288,488	$431,718
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,500	$15,994
Accrued expenses and other current liabilities	27,350	44,484
Profit-sharing distributions payable	2,512	4,740
Customer payables	29,802	41,544
Total current liabilities	69,164	106,762
Deferred taxes and other long-term liabilities	3,322	7,973
Total liabilities	72,486	114,735
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,026,223 shares issued and outstanding at September 30, 2015; 29,668,150 shares issued and outstanding at September 30, 2014	29	28
Additional paid-in capital	210,712	204,704
Accumulated other comprehensive loss	(5,626)	(3,451)
Retained earnings	10,887	115,702
Total stockholders’ equity	216,002	316,983
Total liabilities and stockholders’ equity	$288,488	$431,718

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014

Revenue	$63,513	$91,974	$315,668	$388,671
Fee revenue	15,780	26,445	81,457	106,990
Total revenue	79,293	118,419	397,125	495,661

Costs and expenses:
Cost of goods sold (excluding amortization)	33,195	55,139	166,009	211,659
Profit-sharing distributions	4,588	8,372	28,093	35,055
Technology and operations	23,334	26,829	99,743	108,940
Sales and marketing	10,027	11,000	41,465	41,951
General and administrative	10,040	12,893	41,418	49,428
Amortization of contract intangibles	—	1,816	1,211	7,265
Depreciation and amortization	1,994	1,847	8,024	9,330
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	51,176	—	147,414	(18,384)
Business disposition loss	7,963	—	7,963	—

Total costs and expenses	142,317	117,896	541,340	445,244

(Loss) income from operations	(63,024)	523	(144,215)	50,417
Interest and other expense, net	86	73	171	370

(Loss) income before (benefit) provision for income taxes	(63,110)	450	(144,386)	50,047
(Benefit) provision for income taxes	(19,415)	1,157	(39,571)	19,657

Net income (loss)	$(43,695)	$(707)	$(104,815)	$30,390
Basic earnings (loss) per common share	$(1.46)	$(0.02)	$(3.50)	$0.97
Diluted earnings (loss) per common share	$(1.46)	$(0.02)	$(3.50)	$0.97

Basic weighted average shares outstanding	30,026,223	29,664,259	29,987,985	31,243,932
Diluted weighted average shares outstanding	30,026,223	29,664,259	29,987,985	31,395,301

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended September 30, (Unaudited)		Twelve Months Ended September 30,
	2015	2014	2015	2014
Operating activities
Net (loss) income	$(43,695)	$(707)	$(104,815)	$30,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,994	3,664	9,235	16,595
Loss on asset disposition	7,963	—	7,963	—
Gain on early extinguishment of debt	—	—	—	—
Change in fair value of earn out liability	—	—	—	(18,390)
Stock compensation expense	3,494	3,088	12,405	12,605
Provision (benefit) for inventory allowance	(3,771)	49	(8,453)	271
Provision (benefit) for doubtful accounts	(1,925)	7	(571)	151
Deferred tax expense (benefit)	15,863	828	(6,282)	828
Impairment of good will and long-lived assets	51,176	—	147,414	—
Incremental tax benefit from exercise of common stock options	7	(249)	38	(3,805)
Changes in operating assets and liabilities:
Accounts receivable	4,038	2,612	14,331	2,211
Inventory	8,491	(9,138)	50,979	(49,488)
Prepaid and deferred taxes	(34,165)	(1,130)	(38,545)	(2,829)
Prepaid expenses and other assets	(761)	1,316	(1,499)	2,735
Accounts payable	(5,657)	229	(4,534)	(545)
Accrued expenses and other	1,878	(5,975)	(18,895)	9,659
Profit-sharing distributions payable	(174)	1,108	(2,228)	425
Customer payables	(881)	9,829	(11,742)	12,046
Other liabilities	71	1,231	(1,310)	(1,003)
Net cash provided by operating activities	3,946	6,762	43,491	11,856

Investing activities
Cash paid in divestiture	(2,372)	—	(2,372)	—
Increase in goodwill and intangibles and cash paid for acquisitions	(125)	(102)	(137)	(141)
Purchases of property and equipment	(1,941)	(1,045)	(7,312)	(7,539)
Net cash used in investing activities	(4,438)	(1,147)	(9,821)	(7,680)

Financing activities
Repurchases of common stock	—	—	—	(44,873)
Proceeds from exercise of common stock options (net of tax)	(1)	140	106	4,146
Incremental tax benefit from exercise of common stock options	(7)	249	(38)	3,805
Net cash provided by (used in) financing activities	(8)	389	68	(36,922)
Effect of exchange rate differences	(223)	(354)	(871)	235
Net increase (decrease) in cash and cash equivalents	(723)	5,650	32,867	(32,511)
Cash and cash equivalents at beginning of the period	96,188	56,948	62,598	95,109
Cash and cash equivalents at end of period	$95,465	$62,598	$95,465	$62,598

Supplemental disclosure of cash flow information
Cash (refunded) paid for income taxes	$(691)	$1,458	$5,678	$18,108